Contact:
Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404

For Immediate Release

Paradigm Solutions Awarded $11 Million Prime Contract for DISA
Uninterruptible Power Supply (UPS) Systems and Electrical Upgrades

Rockville, Maryland – June 2, 2010 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm” or the “Company”), a provider of comprehensive information technology and cyber security solutions for Federal Government enterprises, announced today that it has been awarded a prime contract to provide Uninterruptible Power Supply (“UPS”) Systems and electrical upgrades by the Defense Information Systems Agency (“DISA”).  In support of DISA’s future mission requirements, Paradigm will be responsible for the upgrade and replacement of the existing electrical distribution for the Defense Enterprise Computing Center (“DECC”) in St. Louis, MO.

As the prime contractor, Paradigm will analyze the existing infrastructure in order to design and implement a new system in accordance with DISA facility standards.  The primary function of the UPS system is to provide electrical power to critical data center loads during utility outages. The value of the contract is approximately $11 million over a one-year period of performance, while additional options could increase the value of the contract by over $1 million, if exercised by the customer.

George Pearsall, Paradigm Vice President of Mission Critical Infrastructure, stated, “This win underscores Paradigm’s capabilities to implement complete solutions for mission critical infrastructure.”

Anthony Verna, Paradigm Senior Vice President, also commented, “This contract is a tremendous win and contributes to the expansion of Paradigm’s strategy to provide mission critical infrastructure solutions to a broader base of National Security customers.”

Peter B. LaMontagne, Paradigm President and CEO, commented, "This contract establishes Paradigm’s position as a significant prime contractor for mission continuity.  We are very pleased to be able to support DISA on an effort of this scale.”

For additional information, please visit the Company’s website at www.paradigmsolutions.com.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and business solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and forensics as well as continuity of operations and disaster recovery planning.  The Company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. Paradigm assumes no obligation to update the information contained in this press release. Future results for Paradigm may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm specific risks and uncertainties please refer to recent SEC filings for Paradigm, which are available at www.sec.gov.

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